EXHIBIT 10.1

SCHNITZER STEEL INDUSTRIES, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Tamara L. Lundgren —Executive

Schnitzer Steel Industries, Inc. —Company
3200 NW Yeon Avenue
Portland, Oregon 97210

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the Company and Executive agree as follows.

1.    Effective Date and Term.  The effective date of this Amended and Restated Employment Agreement (the “Agreement”) is December 1, 2008 (the “Effective Date”), and this Agreement governs the terms and conditions of Executive’s employment through December 1, 2011 (the “Term”); provided, that commencing with the first anniversary of the Effective Date and on each anniversary thereafter (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 90 days’ prior written notice before the next Extension Date that the Term shall not be so extended.  This Agreement amends and restates the Employment Agreement, dated as of March 24, 2006, between the Company and Executive (the “Prior Agreement”).  This Agreement has been approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”).

2.    Employment At Will.  During the Term, the Company will employ Executive as President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement.  Executive will serve in such position at the pleasure of the Board.  Executive shall also serve as a member of the Board.  Executive’s employment is at will and may be terminated at any time, for any reason or no reason, upon notice by either the Company or Executive, subject to the obligations of the Company and Executive as provided in this Agreement and any other agreement between Executive and the Company then in effect. Unless otherwise terminated in accordance with the terms and conditions set forth in this Agreement, Executive’s employment with the Company shall terminate upon the expiration of the Term.  Termination of Executive as President and Chief Executive Officer, for any reason, shall constitute the resignation by Executive, effective upon such termination as a director and officer of the Company. Upon request, Executive shall provide the Company with additional written evidence of any such resignation

3.    Change In Control Severance Agreement. In connection with the execution of this Agreement, the Company and the Executive also entered into an Amended and Restated Change in Control Severance Agreement dated October 29, 2008 (the “Change in Control Agreement”).

4.    Annual Salary and Bonus.

(a)    Base Salary.  Beginning on the Effective Date, Executive’s base salary (the “Base Salary”) shall be at the annual rate of $800,000.  Base Salary shall be payable in installments on regular Company paydays, subject to withholding for taxes and other proper deductions. Base Salary for any partial period of employment shall be prorated. Executive’s performance and the amount of the Base Salary shall be reviewed annually in connection with the Company’s normal compensation review and bonus cycle for executive officers, and the Base Salary may be increased (but not decreased) from time to time in the sole discretion of the Committee.

(b)    Sign-On Bonus.  On the Effective Date, the Company shall pay to Executive a special one-time signing bonus in an amount equal to $900,000 (the “Sign-On Bonus”); provided, that if Executive’s employment is terminated by Executive without Good Reason (as defined in Section 6(c) below) during the three-year period commencing on the Effective Date, then Executive shall, within 90 days of such termination, repay the Company the Sign-On Bonus; provided, further, that the amount of the Sign-On Bonus that Executive must repay to the Company shall be reduced by an amount equal to 1/36 of the Sign-On Bonus on each monthly anniversary that Executive is employed with the Company following the Effective Date.

(c)    Annual Performance Bonus.

(i)    For each fiscal year during the Term, the Committee will establish a bonus program at the beginning of such fiscal year (and in any event no later than 90 days into the fiscal year) that will have two components: a component based on objective Company financial measures and a component based on management objectives (“MBO”).  The first component will set forth objective Company financial performance criteria that will determine the amount of Executive’s bonus. The plan will specify bonus amounts higher and lower than the target for Company performance based on the predetermined objectives. The second component will be based on MBO performance criteria. At the beginning of each fiscal year the Committee, in consultation with Executive, will establish MBO performance criteria for Executive which will be clearly understood and measurable. The plan will specify bonus amounts higher or lower than the target for performance based on the objectives. At the end of each applicable fiscal year, the Committee will review Executive’s performance, and determine the extent to which the objectives have been met and the applicable bonus amount.

(ii)    For each applicable fiscal year, (A) the target annual bonus under the combined bonus plan will be 100% of the Base Salary at the rate in effect on the last day of such fiscal year (the “Target Bonus”), (B) the Company financial performance component will apply to 50% of the Target Bonus and the MBO component will apply to 50% of the Target Bonus, (C) with respect to any fiscal year, the minimum bonus payable to Executive shall be $0 and the maximum bonus payable to Executive shall be seven times the amount of the Target Bonus allocated to the Company financial performance component and three times the amount of Target Bonus allocated to the MBO component, and (D) with respect to both the Company financial performance component and the MBO component, the amount of bonus payable to Executive if the level of performance achieved falls between (x) the level required to receive a payout of the minimum amount for such component and the level required to receive a payout of the target amount for such component or (y) the level required to receive a payout of the target amount for such component and the level required to receive a payout of the maximum amount for such component, shall be determined by linear interpolation between the applicable points.

The bonus earned for a fiscal year shall be payable to Executive on a date selected by the Company prior to the expiration of the period beginning on the first day after the end of the applicable fiscal year and ending on the date which is two and one-half months after the end of the applicable fiscal year, and shall be subject to withholding for taxes and other proper deductions.

5.    Equity Grants and Other Benefits.

(a)    Option and Equity Grants. On the Effective Date, the Company shall grant Executive restricted stock units having an aggregate grant date fair market value of $45,000 which restricted stock units shall vest 20% on June 1, 2009 (the “Initial Vesting Date”) and at a rate of 20% per year on each of the first four anniversaries of the Initial Vesting Date and such restricted stock units shall have such other terms and conditions as are set forth in the restricted stock unit agreement attached hereto as Exhibit A.  The amount and terms of any stock option grants and any other equity-based awards after the Effective Date shall be in the discretion of the Committee.

(b)    Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans, insurance, executive medical coverage, sick leave, holidays, auto allowance and such other benefits as the Company from time to time may generally provide to its most senior officers, including, without limitation, the Company’s Supplemental Executive Retirement Bonus Plan (“SERBP”).

(c)    Long Term Incentive Plan. Executive is eligible to participate in the Company’s long term incentive programs (“LTIP”), and awards to Executive under the LTIP will be made at the discretion of the Committee in accordance with the LTIP now in effect, or as later modified by the Company; provided, that Executive’s performance share award under the LTIP for the Fiscal Year 2009-2011 performance cycle shall have an aggregate grant date fair market value of $1,200,000.

6.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Cause” shall mean (i) the willful and continued failure by Executive to perform substantially Executive’s assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or (ii) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company.  For purposes of Section 6(a)(ii), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in its good faith opinion Executive was guilty of the conduct set forth above in (i) or (ii) of this Section 6(a)) and specifying the particulars thereof in detail.

(b)    “Disability” shall mean Executive’s absence from her duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of her incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination is given to Executive following such absence she shall have returned to the full-time performance of her duties.

(c)    “Good Reason” shall mean termination by Executive of Executive’s employment with the Company based on any of the following events:

(i)    an adverse change or diminution in Executive’s status, title, positions or responsibilities as President and Chief Executive Officer or the assignment to Executive of any duties, reporting requirements or responsibilities which are inconsistent with such status, title or positions (including, without limitation, any requirement that Executive report to any person other than the Board or any failure of Executive to be the senior most officer of the Company), or any removal of Executive from or any failure to reappoint or reelect Executive to such positions (including, without limitation, a failure to appoint Executive as a member of the Board by December 1, 2008 and any subsequent failure of Executive to be reappointed or reelected to the Board), in each case except in connection with the termination of Executive’s employment for Cause or Disability or as a result of Executive’s death or by Executive other than for Good Reason;

(ii)    a reduction by the Company in the Base Salary;

(iii)    a failure by the Company to provide to Executive the compensation and benefits as provided in Section 4 or Section 5 of this Agreement;

(iv)    a failure by the Company to provide and credit Executive with the number of paid vacation days to which Executive is then entitled in accordance with the Company’s normal vacation policy;

(v)    the Company’s requiring Executive to relocate her personal residence, or to change her base office locations from either of the current locations in New York City, New York and Portland, Oregon, absent agreement with the Executive, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Executive undertook as of the Effective Date;

(vi)    a failure by the Company to obtain from any Successor (as defined in Section 10 of this Agreement) the assent to this Agreement contemplated by Section 10; or

(vii)    a failure by the Company to pay Executive any portion of Executive’s current compensation, to credit any deferred compensation plan account of

Executive in accordance with Executive’s previous election, or to pay Executive any portion of an installment of deferred compensation under any plan in which Executive participated, within seven days of the date such compensation is due.

Notwithstanding any provision in this Agreement to the contrary, Executive may terminate her employment for Good Reason only if (1) within 90 days after the first occurrence of  the circumstances giving rise to Good Reason, Executive gives written notice to the Company of Executive’s belief that Good Reason exists and of her intention to terminate her employment for Good Reason, (2) within 30 days of such notice from Executive the circumstances giving rise to Good Reason are not fully corrected, and (3) such termination occurs no later than 180 days following the first occurrence of the circumstances giving rise to Good Reason.

7.    Effect of Termination of Employment.

(a)    Termination by the Company for Cause or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause or Executive terminates her employment without Good Reason, Executive shall be entitled to receive only (i) the Base Salary, any earned but unpaid bonus for the prior fiscal year, and any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to Executive, (ii) all paid time off accrued but untaken through the effective date of such termination, and (iii) reimbursement of expenses incurred through the effective date of such termination pursuant to the Company’s normal expense reimbursement policy, which reimbursement shall be paid promptly and in any event within 30 days after submission in accordance with Company policy; provided that Executive shall submit all outstanding unreimbursed business expenses no later than 15 days following the date of termination. The amounts described in clauses (i) through (iii) of the foregoing are referred to as the “Accrued Obligations.”

(b)    Termination by the Company Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause (which, for the avoidance of doubt, shall include any termination of Executive’s employment upon the expiration of the Term as a result of the Company’s election not to extend the Term in accordance with Section 1 of this Agreement) or Executive terminates her employment for Good Reason at any time during the Term and such termination does not occur under circumstances that would give rise to severance payments to Executive under the Change in Control Agreement:

(i)    Executive shall be entitled to receive the Accrued Obligations;

(ii)    Executive shall be entitled to receive a severance payment (subject to applicable taxes and withholding) in a lump sum in an amount equal to three times Executive’s annualized rate of Base Salary in effect immediately prior to the time of termination plus three times Executive’s target annual bonus in effect immediately prior to the termination;

(iii)    Executive shall be paid an amount equal to the product of the annual incentive bonus Executive would have received had Executive remained employed on the last day of such fiscal year multiplied by the percentage of days during the fiscal year prior to the

Termination Date during which Executive was employed, such amount to be paid at the same time as the annual incentive bonus would have been paid to Executive if she had remained employed on the applicable payment date for such annual incentive bonus;

(iv)    for a 24-month period after the date of termination, the Company shall arrange to provide Executive, her spouse and dependents with life, accident and health insurance benefits substantially similar to those which Executive was receiving immediately prior to such termination; provided, that the Company shall not provide any benefit otherwise receivable by Executive pursuant to this Section 7(b)(iv) to the extent that a similar benefit is actually received by Executive from a subsequent employer during such 24-month period, and any such benefit actually received by Executive shall be reported to the Company; and

(v)    all options to purchase Company common stock then held by Executive shall become immediately vested and exercisable in full, all restricted stock units and restricted stock then held by Executive shall become immediately vested and all related forfeiture provisions shall lapse, and all performance shares then held by Executive shall vest to the extent provided in the applicable plan and award agreement pursuant to which such performance shares were granted.

(c)    Death. If Executive’s employment is terminated as a result of Executive’s death, Executive shall be entitled to receive the Accrued Obligations.

(d)    Disability. If Executive’s employment is terminated as a result of Executive’s Disability, Executive shall be entitled to receive the Accrued Obligations.

(e)    Date of Payment. Except as otherwise provided in this Agreement, all cash payments and lump-sum awards required to be made pursuant to the provisions of this Section 7 shall be paid (i) in the case of the Accrued Obligations, no later than the 30th day following such termination of employment, (ii) in the case of the pro rata bonus, as provided in Section 7(b)(iii), and (iii) in the case of the payments described in Sections 7(b)(ii), within 45 days of the date of termination; provided that Executive has delivered an executed copy of a release of claims in the form attached hereto as Exhibit B (and not revoked such release) prior to the expiration of such 45-day period.

(f)    Options, Performance Shares and Restricted Stock. The options, performance shares, restricted stock units and restricted stock awarded to Executive by the Company shall, in the event of a termination of Executive’s employment, be governed by the provisions of the applicable plan and award agreement; provided that the accelerated vesting provisions of Section 7(b)(v) shall, if triggered, control in the event of any inconsistency with any such agreement.

(g)    No Obligation of Executive to Mitigate. The amount of any payment provided for in this Section 7 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the date of termination.

(h)    280G Excise Tax Gross Up Provision. If any of the payments or benefits provided for in Section 7 of this Agreement, under any other agreement between Executive and the Company or otherwise (collectively, the “Payments”) will be subject to the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay to Executive at the time any such Payment is paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s personal residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment directly and indirectly attributable to such reduction plus interest on the amount of such repayment at the rate provided for in section 1274(d) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable to the taxing authorities with respect to such excess) at the time that the amount of such excess is finally determined. The Company shall withhold the Excise Tax in accordance with section 4999(b) of the Code, and shall withhold federal, state and local income taxes from the Payments and Gross-Up Payments as required by law.

(i)    Compliance with Code Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this Section 7(i) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 7(i) (together with interest for any additional deferral period resulting from this Section 7(i) at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination).  The Company shall consult with Executive in good faith regarding the implementation of this Section 7(i).  For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

8.    Restrictive Covenants.

(a)    Noncompetition.  In consideration of the payments, benefits and other obligations of the Company to Executive pursuant to this Agreement, including, without limitation, the Company’s obligation to provide Executive with Confidential Information pursuant to Section 8(c), and in order to protect the such Confidential Information and preserve the goodwill of the Company and its subsidiaries (collectively, the “Company Group”), Executive hereby covenants and agrees that, during the “Restricted Period” (as defined below), Executive shall not, anywhere in the world where any member of the Company Group conducts business, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business in which a member of the Company Group is materially engaged at the time of such termination (collectively, a “Competing Business”); provided that nothing herein shall prohibit Executive from (i) investing in stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding or (ii) working for a subsidiary, affiliate or division of a Competing Business if such subsidiary, affiliate or division is not itself engaged in a Competing Business and Executive does not provide services to such Competing Business.  For purposes of this Section 8(a), the “Restricted Period” shall mean all times during which Executive is employed by the Company and the period commencing on the date of the termination of Executive’s employment with the Company for any reason and ending on the first anniversary of the date of such termination.

(b)    Nonsolicitation.  In further consideration of the payments by the Company to Executive pursuant to this Agreement, Executive hereby covenants and agrees that, during Executive’s employment with the Company and for the two-year period following the date of Executive’s termination for any reason, Executive shall not attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, (i) any customer of the Company Group to give up, or to not commence, a business relationship with the Company Group and shall not otherwise directly or indirectly solicit any such customer except on behalf of the Company Group, and (ii) any employee of the Company Group to cease such employee’s employment with the Company Group and shall not otherwise directly or indirectly solicit for employment any such employee.

(c)    Confidential Information.  Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information.  During the Term and at all times thereafter, Executive shall not, except with the written consent of the Company or in connection with carrying out Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for Executive’s own benefit any trade secrets, confidential or proprietary information of the Company Group (all such information, “Confidential Information”), including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that Confidential Information shall not include information known to the public or otherwise in the public domain without violation by Executive of this Section 8(c).  Notwithstanding the foregoing, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(d)    Enforcement.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8(a), (b) or (c) herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 8(a) and 8(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.    Withholding. Payment of all compensation under this Agreement, including but not limited to the Base Salary and annual performance bonus, shall be subject to all applicable federal, state and local tax withholding.

10.    Attorneys’ Fees. The Company shall pay to Executive all reasonable legal fees and related expenses incurred by Executive in good faith as a result of Executive seeking to obtain or enforce in good faith any right or benefit provided by this Agreement.

11.    Successors; Binding Agreement.

(a)    Upon Executive’s written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of its obligations under this Agreement.  For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s voting securities or otherwise.

(b)    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

12.    Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Sections 7-13 and 16 of this Agreement shall survive termination of Executive’s employment and this Agreement.

13.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the Company as set forth on the first page of this Agreement or to Executive as set forth in the Company’s records, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

14.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and a duly authorized officer of the Company (other than Executive). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement or the Change in Control Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Oregon, without regard to conflicts of law principles.

15.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award, which award shall be a final and binding determination of the dispute or controversy, in any court having jurisdiction; provided, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses of the arbitrators arising in connection with any arbitration proceeding pursuant to this Section 16.

17.    Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and Executive, other than the Change in Control Agreement, shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

18.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

Dated: October 29, 2008

SCHNITZER STEEL INDUSTRIES, INC. By: /s/ Judith Johansen Name: Judith Johansen Title: Acting Chair, Compensation Committee of the Board of Directors	/s/ Tamara L. Lundgren Tamara L. Lundgren